                                                                       EXHIBIT 4

          26.3 The 15,000 Series I 10% Convertible Redeemable Preference Shares shall have attached thereto, in addition to the rights privileges, restrictions, conditions and limitations attaching to the Preference Shares as a class, the following rights, privileges and conditions:

     1.   Definitions.   The following capitalized terms have the meanings set
forth below:

          "Average Price" with respect to the Common Stock means, on any day, the trade weighted average of the sales prices for such shares as reported on Bloomberg News Services (i) on the American Stock Exchange or (ii) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (iii) if such shares are not listed on any national securities exchange, then the prices at which transactions are effected through the NASDAQ National Market as reported by NASDAQ or, (iv) if such shares shall not be listed thereon, the trade weighted average of all transactions in the Common Stock in an over-the-counter market.

          "Business Day" shall mean a day other than a Saturday, Sunday or any other day treated as a holiday in the municipality in Canada in which the Company's registered office is then situated.

          "Common Stock" shall mean the Company's common stock, without par value.

          "Conversion Price" means the result obtained by dividing $1,000 (the stated value of each Preference Share) by the Conversion Rate from time to time in effect. The Conversion Price initially shall be $4.00 per share of Common Stock.

          "Conversion Rate" means the number of shares of Common Stock issuable on conversion of one Preference Share, and initially shall be equal to 250 shares of Common Stock, subject to adjustment as set forth in Section 2.0.

          "Conversion Shares" means the shares of Common Stock issuable upon exercise of the Preference Shares.

          "Issue Date" shall mean July 16, 1997.

          "Junior Shares" shall mean any shares in the capital structure of the Company ranking after or subordinate to the Preference Shares as to the payment of dividends or the return of capital, including, without limiting the generality of the foregoing, the Common Stock of the Company.

          "Liquidation Distribution" shall mean a liquidation to its shareholders upon the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purposes of winding-up its affairs.

          "Person" means any individual, trust, corporation, partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

          "Preference Shareholders" means a Person recorded on the securities register of the Company as being the registered holder one or more Preference Shares.

          "Preference Shares" shall mean the Company's Series I 10% Convertible Redeemable Preference Shares having the rights and preferences set forth herein.

          "Ranking as to Capital" shall mean ranking or priority with respect to the distribution of assets in the event of a Liquidation Distribution.

          1.1  Gender, etc.   Words importing only the singular number include
the plural and vice versa and words importing any gender include all genders.

          1.2 Currency. All monetary amounts referred to herein shall be in lawful money of the United States.

          1.3 Headings. The division of these Articles of Amendment into sections, clauses, subclauses or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

          1.4 Business Day. In the event that any date upon which any action is required to be taken by the Company or any other Person hereunder, is not a Business Day, then such action shall be required to be taken on or by the next succeeding day which is a Business Day.

          1.5 Company Act (British Columbia). The Preference Shares shall be governed by and are subject to the applicable provisions of the Company Act (British Columbia), as such statute may from time to time be amended, varied, replace, re-enacted and all other law binding upon the and, except as otherwise expressly provided herein, all terms used herein which are defined in the Company Act (British Columbia) shall have the respective meanings ascribed thereto in the Company Act (British Columbia).

     2.0  Conversion.

     (a) Upon and subject to the provisions and conditions contained in this paragraph 2.0, the holders of Preference Shares shall have the right, but not the obligation, at any time, to convert any or all of the Preference Shares into fully paid and non-assessable shares of Common Stock, at the Conversion Rate.

     (b) Upon any conversion of Preference Shares into shares of Common Stock, the holder of Preference Shares shall be entitled to receive, upon conversion, in addition to the shares of Common Stock and cash in lieu of fractional shares as described below, an amount in cash equal to all accrued but unpaid dividends (whether or not declared) from the Issue Date through the date of conversion.

     (c) No fractional shares of Common Stock shall be issued upon conversion of Preference Shares. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion, the Company shall pay a cash adjustment equal to such fraction multiplied by the price per share of the Common Stock on the trading day next preceding the date of conversion. In determining the number of shares of Common Stock and the payment, if any, in lieu of fractional shares that a holder of

         Preference Shares shall receive, the total number of Preference Shares surrendered for conversion by such holder shall be aggregated.

     (d) If less than the entire number of Preference Shares represented by a certificate is converted, the registered holder thereof shall be entitled to receive a new Preference Share certificate representing the number of Preference Shares not so converted.

     (e) A Preference Shareholder desiring to convert Preference Shares into Common Stock as described above shall deliver to the Company at its registered office at Suite 600, 6 Eva Road, Toronto, Ontario (i) notice in writing of the exercise of its right to convert the Preferences Shares, specifying the number of Preference Shares to be converted, naming the party or parties in whose names the Conversion Shares are to be issued and the number to be issued to each, and (ii) certificates representing the Preference Shares to be converted. As promptly as practicable on or after the conversion date, but in no event later than five (5) Business Days following conversion, the Company shall issue and deliver certificates representing the Conversion Shares, together with payment in full of accrued and unpaid dividends and any cash payment in lieu of fractional shares, as hereinabove provided, to the Person or Persons entitled to receive the same. The Company shall pay all stock issuance or transfer, documentary and other taxes payable upon conversion of Preference Shares; provided, however, that if any of the Conversion Shares are to be issued to a party or parties other than the registered holder of the Preference Shares converted, the registered holder shall pay to the Company any securities transfer taxes which may properly be required by it.

     (f) The Company covenants and agrees that so long as any Preference Shares are outstanding it will, at all times reserve and keep available, free of preemptive rights, out of its unissued shares of Common Stock for the purpose of issuance on conversion of the Preference Shares, the full number of shares of Common Stock deliverable on conversion of all outstanding Preference Shares upon the basis and upon the terms and conditions provided for herein. All Conversion Shares shall be issued as fully paid and non-assessable shares of Common Stock.

     (g) The number and kind of securities issuable upon the conversion of the Preference Shares shall be subject to adjustment from time to time upon the happening of certain events occurring on or after the date of original issue of the Preference Shares as follows:

          (i) In case of any reclassification or change of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving Company and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of Common Stock issuable upon exercise of these conversion rights), or in the case of a sale or conveyance in a single transaction or in a series of related transactions with the same purchaser or affiliates thereof of all or substantially all the assets of the Company as an entirety, or a statutory share exchange in which all shares of Common Stock are exchanged for shares of another corporation or entity, the holders of the Preference Shares shall have, and the Company, or such successor entity or purchaser, shall covenant in the constituent documents effecting any of the foregoing transactions that the holders of the Preference Shares do have, the right to obtain upon the exercise of these conversion rights, in lieu of each share of Common Stock theretofore issuable upon exercise of these conversion rights, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolida tion or merger, conveyance or sale of assets or share exchange by a holder of one share of Common Stock issuable upon exercise of these conversion rights as if they had been exercised immediately prior to such reclassification, change, consolidation or merger, conveyance or sale of assets or share exchange. The constituent documents effecting any reclassification, change, consolidation or merger, or share exchange shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this subparagraph (g). The provisions of this subparagraph (g)(i) shall similarly apply to successive reclassifications, changes, consolidations or mergers, conveyances or sales of assets or share exchanges.

         (ii) If the Company at any time while any of the Preference Shares are outstanding shall subdivide or combine its Common Stock, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall take a record of holders of its Common Stock for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination or, if the Company shall take a record of holders of its Common Stock for the purpose of so combining, as at such record date, whichever is earlier.

        (iii) If the Company at any time while any of the Preference Shares is outstanding shall pay to any holders of stock of the Company a dividend payable in, or make any other distribution of, Common Stock, the Conversion Price shall be adjusted, as of the date the Company shall take a record of the holders of such stock for the purpose of determining the holders entitled to receive such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment or other distribution) by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

          (iv) If the Company shall issue to all holders of its Common Stock any warrant, option or other right to subscribe for or purchase shares of Common Stock at a price per share less than the Average Price of the Common Stock, the Conversion Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such issuance or distribution, to that price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such warrants, options or rights plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Average Price per share, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such warrants, options or rights plus the number of additional shares of Common Stock offered for subscription or purchase.

          (v) If the Company shall distribute to all holders of its Common Stock evidences of indebtedness of the Company, shares of capital stock of the Company (other than Common Stock) or assets or rights or warrants to subscribe for or purchase any of its securities (excluding those dividends, warrants, options and rights referred to in subparagraph (iv)) then in each case the Conversion Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of determining the holders entitled to receive such issuance or distribution, to that price determined by multiplying the Conversion Price by a fraction the numerator of which shall be Average Price per share of the Common Stock less the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness for subscription rights so distributed in respect of one share of Common Stock and the denominator of which is the Average Price per share of Common Stock on the record date for such distribution.

         (vi) No adjustment of the Conversion Price shall be made in an amount less than $.01 per share, but any such lesser adjustment shall be carried forward and shall be made at the time together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.01 per share or more.

     (h) Whenever the Conversion Price and the Conversion Rate are required to be adjusted as provided herein, the Company shall forthwith compute the adjusted Conversion Price and the adjusted Conversion Rate and shall prepare a certificate setting forth such adjusted Conversion Price and adjusted Conversion Rate showing in detail the facts upon which such adjustment is based. A copy of such certificate shall forthwith be filed with the transfer agent or agents for the Preference Shares (if any) and for the Common Stock; and thereafter, until further adjusted, the adjusted Conversion Price and the adjusted Conversion Rate shall be as set forth in such certificate, provided that the computation of such adjusted Conversion Price and such adjusted Conversion Rate shall be reviewed at least annually by the independent public accountants regularly employed by the Company and said accountants shall file a corrected certificate, if required, with such transfer agent or agents. The Company shall mail or cause to be mailed to the holders of Preference Shares at the time of each quarterly dividend payment, a statement setting forth the adjustments, if any, made in the applicable Conversion Price and Conversion Rate and not theretofore reported to such holders, and the reasons for such adjustment.

     (i) If any shares of Common Stock required to be reserved for the purposes of conversion of Preference Shares hereunder require registration with or approval of any governmental authority under any federal or state law, or listing upon any national securities exchange, before such shares may be issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered, approved or listed, as the case may be.

     3.0 Redemption. If either (i) the Common Stock is not listed on a U.S. national securities exchange or the NASDAQ National Market as of January 16, 1999 or (ii) the Average Price of the Common Stock during the 30 days immediately preceding January 16, 1999, is less than $7.00 (adjusted appropriately for any stock split, reverse stock split or other recapitalization occurring after the issuance of the Preference Shares), each Preference Shareholder thereafter shall have the right, by written notice to the Company (a "Repurchase Notice"), to require that the Company repurchase any or all of such Preference Shareholder's Preference Shares, for an amount in cash equal to $1,000 per share, plus all accrued and unpaid dividends through the date of repurchase. Any Repurchase Notice shall be accompanied by duly endorsed certificates representing the Preference Shares to be repurchased. The Company shall make payment in cash of the appropriate amounts to the holder requiring repurchase, within 60 days of the date of the Repurchase Notice.

     4.0 Declaration and Payments of Dividends. The holders of Preference Shares shall be entitled to receive and the Company shall pay thereon, cumulative preferential dividends per Preference Share, at a rate per annum of $100. Dividends on Preference Shares will be cumulative, and will accrue commencing as of the date of issuance and shall be payable semiannually on each June 30 and December 31 (each, an "Accrual Date"). Except as otherwise set forth herein, all dividends on Preference Shares shall be paid by the Company through the issuance of Common Stock. The number of shares of Common Stock issued in respect of accrued dividends with respect to any dividend period shall be determined by dividing (i) the dollar sum of the total dividends payable by
(ii) 75% of the Average Price of the Common Stock during the 30-day period preceding the end of such dividend period. Notwithstanding the foregoing, each holder of Preference Shares may elect to receive any dividend payment with respect to any semiannual dividend period in cash instead of through the receipt of Common Stock, by notifying the Company of such election on or prior to the Accrual Date occurring immediately prior to the first day of such period. No fractional shares of Common Stock shall be issued in connection with the payment of any dividends which are paid in shares of Common Stock. Instead of any fractional share, holders shall be entitled to cash, in the manner set forth in
Section 2.0(c).

     5.0 Voting. The Preference Shares shall have no voting rights attached thereto except as provided herein or as otherwise provided by applicable law. Unless the vote or consent of a larger percentage is required by law, the affirmative vote or consent of the holders of a majority of the outstanding Preference Shares shall be sufficient to take any action as to which the vote or consent of the holders of the Preference Shares is required by law or by the terms hereof. The consent or approval of the Preference Shareholders with respect to any and all matters may be given by one or more instruments signed by the holders of at least a majority of the issued and outstanding Preference Shares or by a resolution passed by at least a majority of the votes cast at a meeting of the Preference Shareholders duly called for that purpose and held upon at least 10 days notice, at which the holders of a majority of the outstanding Preference Shares are present or represented by proxy. If at any such meeting the holders of a majority of the outstanding Preference Shares are not present or represented by proxy within one half hour after the time appointed for such meeting, then the meeting may be adjourned to such date being not more than 30 days later and to such time and place as may be appointed by the chairman of the meeting and not less than 10 days notice shall be given of such adjourned meeting. At such adjourned meeting the holders of the Preference Shares present or represented by proxy may transact the business for which the meeting was originally called and the consent or approval of the holders of the Preference Shares with respect thereto may be given by at least a majority of the votes cast at such adjourned meeting.

     5.1 Notice of Meetings. The formalities to be observed with respect to the giving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed by the Company Act (British Columbia) and the Articles of the Company with respect to meetings of shareholders.

     6.0 Restriction on Dividends, Retirement and Issuance of Shares. While any Preference Shares are outstanding, the Company shall not, without the approval of the holders of Preference Shares given as hereinafter specified:

     (a) declare, set aside for payment or pay any dividend on or make distributions on or in respect of any Junior Shares (other than dividends consisting of Junior Shares); or

     (b) call for redemption, redeem, purchase, retire, or acquire for value or distribute in respect of any Junior Shares (except to the extent and out of net cash proceeds received by the Company from a substantially concurrent issue of Junior Shares)

unless, in each case, all dividends then payable on the Preference Shares then outstanding accrued up to and including the dividends payable on the immediately preceding respective date or dates for the payment of dividend thereon shall have been declared and paid or set apart for payment. No dividend may be declared on nor may any redemption, repurchase or other retirement for value be made in respect of any series or class of capital stock ranking on a parity with the Preference Shares as to dividends, unless there also shall have been paid on the Preference Shares like dividends in respect of all periods at the dividend rate fixed therefor. If any cumulative dividends or amounts payable on a return of capital in respect of a series of preferred shares are not paid in full, the preferred shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the preferred shares of all series with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

     7.0 Liquidation, Dissolution or Winding-Up. In the event of any Liquidation Distribution, each Preference Shareholder shall be entitled to receive before any amount shall be paid by the Company or any assets of the Company shall be distributed to registered holders of shares Ranking as to Capital junior to the Preference Shares in connection with the Liquidation Distribution, an amount equal to $1,000 per share of Preference Shares held by such holder, together with an amount equal to all accrued but unpaid cumulative dividends thereon. After payment to the Preference Shareholders of the amount so payable to them, they shall not be entitled to share in any further distribution of assets of the Company. If upon any liquidation, dissolution or winding up of the affairs of the Company, the assets distributable among the holders of the Preference Shares (and any other capital stock of the Company ranking on a parity with the Preference Shares as to assets) shall be insufficient to permit the payment in full to the holder of all Preference Shares (and any other capital stock of the Company ranking on a parity with the Preference Shares as to assets) of all preferential amounts payable to all such holders, then the entire assets of the Company thus distributable shall be distributed ratably among the holders of the Preference Shares (any other capital stock of the Company ranking on a parity with the Preference Shares as to assets) in proportion to the respective amounts that would be payable per share if such assets were sufficient too permit payment in full.

     8.0  Amendments To Preference  Share Provisions.

     (a) These Preference Share provisions may be repealed, deleted, modified, amended or varied only with the prior approval of the holders of a majority of the Preference Shares given in the manner provided in
         Section 5.0 hereof in addition to any other approval required by the Company Act (British Columbia) or any other statutory provision of like or similar effect applicable to the Company, from time to time in force.

     (b) The holder of shares of any class and the holders of shares of any series of any class are not entitled to vote separately as a class or series, as the case may be, upon a proposal to amend the articles to:

               (i) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of so authorize shares of a class having rights or privileges equal or superior to the shares of such class; or

               (ii) create a new class of shares equal or superior to the shares of such class.

     9.0 Number of Votes. On every poll taken at every such meeting or adjourned meeting every of the Preference Shareholders, Preference Shareholders shall be entitled to 1 vote in respect of each $1 of the issue price of Preference Shares of which he is the registered holder.

     10.0 Notices. Any notice required or permitted to be given to any Preference Shareholder shall be sent by first class mail, postage prepaid, or delivered to such holder at his address as it appears on the records of the Company or, in the event of the address of any such shareholder not so appearing to the last known address of such shareholder. The accidental failure to give notice to one or more of such shareholders shall not affect the validity of any action requiring the giving of notice by the Company. Any notice given as aforesaid shall be deemed to be given on the date upon which it is mailed or delivered.